Exhibit 4.1
Amendment No. 1 to Rights Agreement
     THIS AMENDMENT No. 1 (this “Amendment”) is made and entered into as of October 27, 2008, between Avalon Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, a New York corporation (the “Rights Agent”).
RECITALS
     WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement, dated April 26, 2007, by and between the Company and the Rights Agent (the “Rights Agreement”).
     WHEREAS, the Company intends to enter into an Agreement and Plan of Merger and Reorganization, dated as of the date hereof (as it may be amended or supplemented from time to time, the “Merger Agreement”) by and among the Company, Clinical Data, Inc., a Delaware corporation (“Clinical Data”), and API Acquisition Sub II, LLC, a Delaware limited liability company and indirect wholly-owned subsidiary of Clinical Data;
     WHEREAS, concurrently with the execution of the Merger Agreement, Clinical Data intends to enter into one or more Voting Agreements with certain of the Company’s securityholders (the “Restricted Securityholders”), dated as of the date hereof (as such agreements may be amended or supplemented from time to time, the “Voting Agreements”) granting Clinical Data a proxy and certain other rights (the “Voting Rights”) with respect to the voting of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) held of record or beneficially by the Restricted Securityholders;
     WHEREAS, concurrently with the execution of the Merger Agreement, the Company and Clinical Data intend to enter into a Securities Purchase Agreement pursuant to which the Company will sell and issue to Clinical Data, and Clinical Data will purchase from the Company, shares of the Company’s Common Stock and warrants (the “Warrants”) to purchase shares of the Company’s Common Stock (the purchase of such shares of the Company’s Common Stock and the Warrants is sometimes called the “Investment”);
     WHEREAS, the Board of Directors of the Company has approved (i) the Merger Agreement and the transactions contemplated thereby, (ii) the execution and delivery by the Restricted Securityholders of the Voting Agreements and the acquisition by Clinical Data of the Voting Rights with respect to the Common Stock held of record or beneficially by the Restricted Securityholders and (iii) the Investment and the transactions contemplated thereby;
     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may and the Rights Agent shall, if the Company so directs, supplement and amend the Rights Agreement prior to the Distribution Date (as defined in the Rights Agreement) and subject to certain other limited exceptions;

     WHEREAS, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein to except the Merger Agreement, the shares of Common Stock and the Warrants to be sold and issued by the Company and purchased by Clinical Data pursuant to the Securities Purchase Agreement and the shares of Common Stock to be sold and issued by the Company and purchased by Clinical Data pursuant to the exercise of the Warrants, and the transactions contemplated thereby from the Rights Agreement is necessary and desirable in connection with the foregoing and the Company and the Rights Agent desire to evidence such amendment in writing; and
     WHEREAS, all acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.
     NOW THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Rights Agreement and herein, the parties hereto agree as follows:
AGREEMENT
ARTICLE 1
     Section 1.1 Amendment of Section 1(c). Section 1(c) of the Rights Agreement relating to the definitions of “Beneficial Owner” and “beneficially own” is amended by adding the following at the end thereof:
“Notwithstanding anything contained in this Agreement to the contrary, neither Clinical Data, Inc., a Delaware corporation (“Clinical Data”), nor API Acquisition Sub II, LLC., a Delaware limited liability company and indirect wholly-owned subsidiary of Clinical Data (“Merger Sub”), nor any of their Affiliates or Associates, shall be deemed to be the Beneficial Owner of, nor to beneficially own, any of the Common Stock of the Company by virtue of any one or more of (i) the approval, execution, delivery or performance of the Agreement and Plan of Merger and Reorganization, dated as of October 27, 2008 by and among the Company, Clinical Data, and Merger Sub (as it may be amended or supplemented from time to time, the “Merger Agreement”), or the consummation of the Merger (as defined in the Merger Agreement) and the other transactions contemplated by the Merger Agreement or any action in furtherance thereof, (ii) the approval, execution, delivery or performance of the Voting Agreements or the exercise by Clinical Data of any of the rights granted to Clinical Data thereunder, including the Voting Rights, or (iii) the approval, execution, delivery or performance of the Securities Purchase Agreement, dated as of October 27, 2008, by and among the

Company and Clinical Data (as it may be amended or supplemented from time to time, the “Securities Purchase Agreement”), the purchase by Clinical Data pursuant to the Securities Purchase Agreement of the Company’s Common Stock (the “Investment Shares”) and warrants (the “Warrants”) to purchase additional shares of Common Stock (the “Warrant Shares”) and the purchase by Clinical Data of the Warrant Shares. “Voting Agreements” means one or more Voting Agreements with certain of the Company’s securityholders, dated as of October 27, 2008, (as such agreements may be amended or supplemented from time to time) granting Clinical Data a proxy and certain other rights (the “Voting Rights”) with respect to the voting of shares of Common Stock held of record or beneficially by such securityholders.
     Section 1.2 Amendment of Section 7(a). Section 7(a) of the Rights Agreement is hereby amended by deleting the word “or” that appears immediately prior to the symbol “(iii)”, deleting the parenthetical contained at the end of Section 7(a) and by adding the following to the end of the amended Section 7(a):
“, or (iv) the time immediately prior to the Effective Time (as defined in the Merger Agreement), whereupon the Rights shall expire (the earliest of (i), (ii), (iii) and (iv) being herein referred to as the “Expiration Date”).”
     Section 1.3 Amendment of Section 13(b). Section 13(b) of the Rights Agreement is hereby amended by inserting the following provision at the end of Section 13(b):
“Notwithstanding the foregoing and anything in this Agreement to the contrary, neither Clinical Data, nor Merger Sub, nor any of their Affiliates or Associates, shall be deemed to be a Principal Party by virtue of any one or more of (i) the approval, execution, delivery or performance of the Merger Agreement, or the consummation of the Merger (as defined in the Merger Agreement) and the other transactions contemplated by the Merger Agreement or any action in furtherance thereof, (ii) the approval, execution, delivery or performance of the Voting Agreements or the exercise by Clinical Data of any of the rights granted to Clinical Data thereunder, including the Voting Rights or (iii) the approval, execution, delivery or performance of the Securities Purchase Agreement or the Warrants, or purchase by Clinical Data of shares of Common Stock and the Warrants pursuant to the Securities Purchase Agreement or the purchase of the Warrant Shares.”

     Section 1.4 Addition of New Section 35. The following is added as a new Section 35 to the Rights Agreement:
“Section 35. Merger Agreement and Investment.
Notwithstanding anything in this Agreement to the contrary, none of (x) the approval, execution, delivery or performance of the Merger Agreement, or the consummation of the Merger and the other transactions contemplated by the Merger Agreement or any action in furtherance thereof, (y)
the approval, execution, delivery or performance of the Voting Agreements or the exercise by Clinical Data of any of the rights granted to Clinical Data thereunder, including the Voting Rights, or (z) the approval, execution, delivery or performance of the Securities Purchase Agreement, or the purchase by Clinical Data of the shares of Common Stock and the Warrants pursuant to the Securities Purchase Agreement, or the purchase by Clinical Data of the Warrant Shares, or any one or more of (x), (y) and (z) together, shall cause (i) Clinical Data or Merger Sub or any of their Affiliates or Associates to be deemed an Acquiring Person, (ii) a Stock Acquisition Date to occur, (iii) a Distribution Date to occur or (iv) a Triggering Event, it being the purpose of the Company in adopting the amendment to this Agreement that none of (A) the approval, execution, delivery or performance of the Merger Agreement, or the consummation of the Merger (as defined in the Merger Agreement) and the other transactions contemplated by the Merger Agreement, or any action in furtherance thereof, (B) the approval, execution, delivery or performance of the Voting Agreements or the exercise by Clinical Data of any of the rights granted to Clinical Data thereunder, including the Voting Rights, or (C) the approval, execution, delivery or performance of the Securities Purchase Agreement, or the purchase by Clinical Data of the shares of Common Stock and the Warrants pursuant to the Securities Purchase Agreement, or the purchase by Clinical Data of the Warrant Shares, or any one or more of (A), (B) and (C) together, shall in any respect give rise to any provision of this Agreement becoming effective. This Agreement and the Rights established hereby will terminate in all respects immediately prior to the Effective Time (as defined in the Merger Agreement).”
ARTICLE II
     Section 2.1 Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as specifically amended by this

Amendment, all other terms and conditions of the Rights Agreement shall remain in full force and effect.
     Section 2.2 Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     Section 2.3 Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State.
     Section 2.4 Counterparts. This Amendment No. 1 may be executed in any number of counterparts. It shall not be necessary that the signature of or on behalf of each party appears on each counterpart, but it shall be sufficient that the signature of or on behalf of each party appears on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in any proof of this Amendment No. 1 to produce or account for more than a number of counterparts containing the respective signatures of or on behalf of all of the parties.
[Signatures appear on the following page.]

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

Attest:		AVALON	PHARMACEUTICALS, INC.

By:	/s/ C. Eric Winzer	By: /s/ Kenneth C. Carter
Name: C. Eric Winzer		Name: Kenneth C. Carter, Ph.D.
Title: Secretary		Title: President and Chief Executive Officer

Attest:		AMERICAN STOCK TRANSFER & TRUST COMPANY

By:	/s/ Susan Silber	By: /s/ Herbert J. Lemmer
Name: Susan Silber		Name: Herbert J. Lemmer
Title: Assistant Secretary		Title: Vice President

CERTIFICATE OF COMPLIANCE
     I, C. Eric Winzer, hereby certify that I am the duly appointed and acting Secretary of Avalon Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and in connection with the execution of Amendment No. 1 to Rights Agreement between the Company and American Stock Transfer & Trust Company (the “Rights Agent”) dated as of the date hereof (the “Amendment”), I hereby further certify, on behalf of the Company, that the Amendment is in compliance with Section 27 of the Rights Agreement between the Company and the Rights Agent dated as of April 26, 2007.

October 27, 2008	AVALON	PHARMACEUTICALS, INC.

	By:	/s/ C. Eric Winzer C. Eric Winzer
Secretary